Exhibit 5.1

January 19, 2022

Spirit Realty Capital, Inc.

2727 N. Harwood Street

Suite 300

Dallas, Texas 75201

Re:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) – Registration of up to 9,430,000 shares (the “Shares”) of common stock, par value $0.05 per share (the “Common Stock”), of the Company to be sold to the public (the “Offering”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-249459) filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about October 13, 2020 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

i.

the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on August 21, 2013, Articles of Amendment filed with the SDAT on May 13, 2014, Articles Supplementary filed with the SDAT on March 3, 2017, Articles Supplementary filed with the SDAT on October 2, 2017, Articles of Amendment filed with the SDAT on December 12, 2018, Articles of Amendment filed with the SDAT on April 29, 2019 and Articles of Amendment filed with the SDAT on November 18, 2021;

ii.	the Fifth Amended and Restated Bylaws of the Company, dated as of August 10, 2017 (the “Bylaws”);

iii.

resolutions adopted by the Board of Directors of the Company (the “Board”), or a duly authorized committee thereof, on or as of November 17, 2021 and January 13, 2022 (collectively, the “Directors’ Resolutions”);

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

January 19, 2022

iv.	the Registration Statement and the final prospectus supplement dated January 13, 2022, and the final base prospectus dated October 13, 2020;

v.

a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

vi.

a fully executed copy of the Underwriting Agreement, dated as January 13, 2022 (the “Underwriting Agreement”), by and among the Company, Spirit Realty, L.P., a Delaware limited partnership, each of Morgan Stanley & Co. LLC and BofA Securities, Inc., for themselves and as representatives of the several underwriters named in “Schedule I” of the Underwriting Agreement, each of Morgan Stanley & Co. LLC and BofA Securities, Inc., as forward sellers, and each of Morgan Stanley & Co. LLC and Bank of America, N.A., as forward purchasers;

vii.

a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions and the form, approval, execution and delivery of the Underwriting Agreement; and

viii.	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

a.	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

b.	each natural person executing any of the Documents is legally competent to do so;

c.

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

d.	the Officers’ Certificate and all other certificates submitted to us are true and correct, both when made and as of the date hereof; and

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

January 19, 2022

e.	none of the Shares will be issued or transferred in violation of any of the ownership or transfer restrictions or limitations contained in the Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

The Shares to be issued in the Offering have been duly authorized for issuance by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor, as provided in, and in accordance with, the Underwriting Agreement and the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares, which is incorporated by reference into the Registration Statement, and we further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP